                                                                     EXHIBIT 8.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]



                                December 23, 2002



United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Ladies and Gentlemen:


         We have acted as counsel to United Dominion Realty Trust, Inc., a Virginia corporation (the "Company"), in connection with the offering from time to time by the Company of (i) shares of its common stock, $1.00 par value per share (the "Common Stock"), (ii) shares of its preferred stock, no par value per share (the "Preferred Stock"), and (iii) debt securities (the "Debt Securities"), with an aggregate proposed public offering price of $1,000,000,000. The Common Stock, Preferred Stock and Debt Securities are the subject of a registration statement (the "Registration Statement") on Form S-3 (File No. 333-101611) filed by the Company with the Securities Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act"). Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated December 23, 2002 (the "Certificate"), delivered to Morrison & Foerster LLP by the Company and the Operating Partnerships which provides certain representations by them relevant to this opinion.


         You have requested our opinion as to certain federal income tax matters regarding the Company. This opinion is solely for the benefit of the Company, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

         In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent:
(i) the Certificate, (ii) the Registration Statement, (iii) the Partnership Agreements of the Operating Partnerships and (iv) such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

         Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) the assumption that (i) each of the

United Dominion Realty Trust, Inc.
December 23, 2002
Page Two


Partnerships has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state,
(ii) the Company and the Operating Partnerships are operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts contained in the Registration Statement are true and complete in all material respects, (iv) all representations of fact contained in the Certificate are true and complete in all material respects, (v) any representation of fact in the Certificate that is made "to the knowledge" or similarly qualified is correct without such qualification and (vi) the Company qualified as a REIT for its 1997 taxable year and all prior taxable years. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

         We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depend upon the Company's ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

         Our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of Internal Revenue Service (the "IRS") and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

United Dominion Realty Trust, Inc.
December 23, 2002
Page Three


         Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that commencing with its taxable year ended December 31, 1998 through its taxable year ended December 31, 2001, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and if it continues to be organized and operated after December 31, 2001 in the same manner as it has prior to that date, it will continue to so qualify.

         We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

         This opinion is furnished to you solely for use in connection with the Registration Statement and the prospectus contained therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the prospectus contained in the Registration Statement under the caption "Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.


                                                 Very truly yours,

                                                 /s/ MORRISON & FOERSTER LLP
                                                 ---------------------------